                                                                     EXHIBIT 5.1

                        WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation
                               650 Page Mill Road
                          Palo Alto, California 94304


                                October 14, 1997


Pete's Brewing Company
514 High Street
Palo Alto, California 94301

        RE: Registration Statement on Form S-8

Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 16, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, for an aggregate of 12,000 shares of your Common Stock under the Nonstatutory Stock Option Agreement dated July 22, 1997. Such shares of Common Stock are referred to herein as the "Shares", and such plans and compensation agreement is referred to herein as the "Agreement". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Agreement.

It is our opinion that, when issued and sold in the manner described in the Agreement and pursuant to the agreements which accompany each grant under the Agreement, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation